[POUGHKEEPSIE SAVINGS BANK, FSB LETTERHEAD]



For further information contact:

     Joseph B. Tockarshewsky                Robert J. Hughes
     Chairman, President &                  Executive Vice President &
     Chief Executive Officer                Chief Financial Officer
     (914) 431-6211                         (914) 431-6386


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                  POUGHKEEPSIE SAVINGS BANK, FSB REPORTS
      COMPLETION OF PREVIOUSLY-ANNOUNCED REORGANIZATION AND FORMATION
                         OF THRIFT HOLDING COMPANY


     Poughkeepsie, NY, June 2, 1997. -- Poughkeepsie Savings Bank, FSB (NASDAQ: PKPS) announced that, after the close of business on May 30, 1997, it completed the previously-announced reorganization and formation of a
thrift holding company.   The outstanding common stock of Poughkeepsie
Savings Bank, FSB (the "Bank") is now the common stock of Poughkeepsie Financial Corp., and the Bank is wholly owned by Poughkeepsie Financial Corp., a Delaware corporation. The Bank's stockholders voted in favor of the reorganization at the Bank's Annual Meeting of Stockholders which was held on April 30, 1997.

     As a result of the holding company formation, each share of common stock of the Bank previously outstanding is now one share of common stock of Poughkeepsie Financial Corp., the new holding company. The common stock of Poughkeepsie Financial Corp. was substituted for the common stock of the Bank on the Nasdaq National Market; the common stock will continue to be traded under the symbol "PKPS."

     The Bank is a community banking institution whose principal market is the Mid-Hudson Valley region of New York, where it operates fourteen branches and eight residential loan offices. The deposits of Poughkeepsie Savings Bank, FSB are insured by the Federal Deposit Insurance Corporation to the full extent permitted by law and regulation.


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